As filed with the Securities and Exchange Commission on November 24, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

QUAKER CHEMICAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-0993790
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania	19428-2380
(Address of Principal Executive Offices)	(Zip Code)

Quaker Chemical Corporation

Retirement Savings Plan

(Full Title of the Plan)

Michael F. Barry

Chairman, Chief Executive Officer and President

Quaker Chemical Corporation

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428-2380

(Name and Address of Agent for Service)

(610) 832-4000

(Telephone Number, Including Area Code, of Agent For Service)

Copy of all communications to:

Robert T. Traub, Esquire

General Counsel

Quaker Chemical Corporation

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428-2380

(610) 832-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value	150,000 Shares (2) (3)	$82.61 (1)	$12,391,500 (1)	$1,247.82
Plan Interests	(3)	—	—	(4)

(1)	Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Common Stock on November 18, 2015, as reported on the New York Stock Exchange.
(2)	This Registration Statement covers 150,000 additional shares of Common Stock, par value $1.00 per share, of Quaker Chemical Corporation (the “Registrant”) available for issuance under the Quaker Chemical Corporation Retirement Savings Plan (the “Plan”). The Registrant previously filed Registration Statements on Form S-8 on May 28, 2009 (File No. 333-159513), May 21, 2004 (File No. 333-115713) and November 4, 1992 (File No. 33-54158) registering an aggregate of 300,000 shares of Common Stock for issuance under the Plan.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to an indeterminate amount of interests in the Plan and covers such additional shares as may hereinafter be offered or issued to adjust for stock splits, stock dividends, reverse stock splits, split-ups, reclassifications or other similar events effected without the receipt of consideration.
(4)	Pursuant to Rule 457(h)(2), no registration fee is required to be paid.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities may begin as soon as reasonably practicable after such effective date.

EXPLANATORY NOTE

This Registration Statement registers under the Securities Act of 1933, as amended, 150,000 additional shares of Common Stock, par value $1.00 per share, of Quaker Chemical Corporation (the “Registrant”) to be issued pursuant to the Quaker Chemical Corporation Retirement Savings Plan (the “Plan”). Accordingly, the contents of the Registration Statements on Form S-8 previously filed by the Registrant on May 28, 2009 (File No. 333-159513), May 21, 2004 (File No. 333-115713) and November 4, 1992 (File No. 33-54158) registering an aggregate of 300,000 shares of Common Stock for issuance under the Plan are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant or by the Plan are incorporated by reference in this Registration Statement and made a part hereof:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

2. The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2014;

3. The Registrant’s Quarterly Reports on Form 10-Q, as amended, for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

4. The Registrant’s current reports on Form 8-K filed on May 8, 2015, August 25, 2015 and October 22, 2015;

5. The Registrant’s proxy statement dated March 27, 2015 (with respect only to information contained in such proxy statement that is incorporated into the Registrant’s annual report on Form 10-K); and

6. The description of the Registrant’s Common Stock, par value $1.00 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 2, 1996, including all amendments and reports filed for the purpose of updating that description.

All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions relating to the indemnification of persons by a Pennsylvania business corporation, including directors and officers of the corporation.

Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, a business corporation’s power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that a business corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities to the extent they are successful on the merits or otherwise in the defense of such actions.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by a business corporation only as authorized in the specific case upon a determination that indemnification of a director or officer is proper because the director or officer met the applicable standard of conduct, and such determination must be made: (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by a business corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL grants a business corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, including service with respect to employee benefit plans, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D of Chapter 17 of the PBCL. The Registrant currently maintains directors and officers liability insurance on behalf of its directors and officers.

Section 1748 applies the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to constituent and successor corporations absorbed in or resulting from consolidation, merger or division.

Section 1750 provides that the indemnification and advancement of expenses pursuant to Subchapter D of Chapter 17 of the PBCL will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

Section 7.1 of the Registrant’s By-Laws contains provisions requiring the Registrant to indemnify and hold harmless present and former directors and officers to the fullest extent and manner authorized or permitted by the laws of the Commonwealth of Pennsylvania. Where the laws have been amended, such amendment will be applicable only to the extent it allows the Registrant to provide broader indemnification rights than the law allowed the Registrant to provide prior to the amendment. The Registrant can decline to indemnify, however, if indemnification would not be proper because grounds exist for denying it under the Registrant’s By-Laws or applicable law.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4	Quaker Chemical Corporation Retirement Savings Plan, amended and restated effective January 1, 2015, executed August 31, 2015.

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page hereto).

The Registrant will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Conshohocken, Commonwealth of Pennsylvania on this 24th day of November, 2015.

QUAKER CHEMICAL CORPORATION

By:	/s/ Robert T. Traub
Robert T. Traub
Vice President, General Counsel and Corporate Secretary

Each person whose signature appears below constitutes and appoints Michael F. Barry and William R. Cook, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael F. Barry Michael F. Barry	Chairman of the Board, Chief Executive Officer, President and Director, and Interim Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	November 11, 2015

/s/ Shane W. Hostetter	Global Controller (Principal Accounting Officer)	November 11, 2015
Shane W. Hostetter

/s/ Joseph B. Anderson, Jr.	Director	November 11, 2015
Joseph B. Anderson, Jr.

/s/ Patricia C. Barron	Director	November 11, 2015
Patricia C. Barron

/s/ Donald R. Caldwell	Director	November 11, 2015
Donald R. Caldwell

Signature	Title	Date

/s/ Robert E. Chappell	Director	November 11, 2015
Robert E. Chappell

/s/ William R. Cook	Director	November 11, 2015
William R. Cook

/s/ Mark A. Douglas	Director	November 11, 2015
Mark A. Douglas

/s/ Jeffry D. Frisby	Director	November 11, 2015
Jeffry D. Frisby

/s/ Robert H. Rock	Director	November 11, 2015
Robert H. Rock

Pursuant to the requirements of the Securities Act of 1933, the Global Pension Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Conshohocken, Commonwealth of Pennsylvania on this 24th day of November, 2015.

QUAKER CHEMICAL CORPORATION
RETIREMENT SAVINGS PLAN

By:	/s/ Ronald S. Ettinger
Ronald S. Ettinger

By:	/s/ W. Timothy Haines
W. Timothy Haines

By:	/s/ Robert T. Traub
Robert T. Traub

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4	Quaker Chemical Corporation Retirement Savings Plan, amended and restated effective January 1, 2015, executed August 31, 2015.

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page hereto).